EXHIBIT 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

VICE ADMIRAL JAN TIGHE JOINS GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, December 19, 2018 – The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Vice Admiral Jan E. Tighe (U.S. Navy, retired) as an independent director of the firm, effective immediately. Vice Admiral Tighe retired this year as Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence for the U.S. Navy, having served in the U.S. Navy since 1980.

Vice Admiral Tighe’s appointment expands the Board to 14 directors, 11 of whom are independent. She will be a member of each of the firm’s Corporate Governance, Risk and Audit Committees.

“Jan brings over 20 years of leadership experience in complex cyber and intelligence operations, and more broadly, risk management for the United States Navy,” said Lloyd C. Blankfein, Chairman of Goldman Sachs.

Prior to serving as Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, Vice Admiral Tighe served in various other roles of increasing seniority during her career in the U.S. Navy, including as Fleet Commander or Deputy Commander for the U.S. Fleet Cyber Command/U.S. Tenth Fleet from 2013 to 2016, University President of the Naval Postgraduate School from 2012 to 2013 and Director of the Decision Superiority Division of the Chief of Naval Operations’ Staff from 2011 to 2012.

“Jan will contribute a unique perspective and valuable skills to our board,” said Adebayo O. Ogunlesi, Lead Director. “In addition, we are pleased that our three newest directors add to the diversity of our Board.”

Vice Admiral Tighe currently serves as a member of the National Security Sector Advisory Committee of The MITRE Corporation and is a member and global security expert on the Strategic Advisory Group of Paladin Capital Group. She is a graduate of the U.S. Naval Academy and the U.S. Naval Postgraduate School, including for her Ph.D.

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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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